Exhibit 99.1

Biovest International Announces Reorganization Plan to Maximize Long-Term Shareholder Value, Fully Pay All Creditors and Continue Operations to Commercialize its Drugs and Technologies

TAMPA, FLORIDA – November 10, 2008 – Biovest International, Inc. (OTCBB: BVTI), a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (Other OTC: ABPI), today announced that, primarily due to the disruption in the U.S. capital and finance markets which limited access to required funding, the Company has filed a voluntary petition for reorganization. With existing cash flow and the potential for relatively near-term significant business development opportunities for BiovaxID® and AutovaxID™, this action is intended to provide an opportunity for the Company to restore shareholder value and to pay all secured and unsecured creditors. Under protection of the court, Biovest plans to implement a series of initiatives designed to significantly decrease operating expenses and financing costs, and focus cash and resources on its priority programs that will allow the Company to attract key funding/partnering opportunities. Affiliates of the Company, including Hopkins Capital Group, LLC, a major shareholder, have indicated a willingness to provide additional financing to the Company as part of its reorganization plan. A conference call and webcast is scheduled for 4:30 p.m. (EST) this afternoon to further discuss this action.

During this reorganization process, the Biovest expects to continue operations without interruption, while striving to maximize long-term shareholder value. The Company also stressed its intent to ultimately pay all of its secured and unsecured creditors in full.

Biovest’s Chief Financial Officer, Alan M. Pearce, stated, “Our Board of Directors determined that reorganization is in the best long-term interest of Biovest, its employees, shareholders and creditors, as well as the many thousands of patients that we expect will benefit from our drugs and technologies. Our commitment to our valued shareholders and creditors is unwavering, as it is our goal to emerge from reorganization as soon as we can with a greatly improved balance sheet, and with a valuation that fully recognizes the potential of our valuable drug pipeline.”

“Recent articles in The New York Times and The Wall Street Journal have highlighted the extremity of financial troubles specific to the biotech industry, and obviously we have not been immune to such difficulties in accessing the capital markets to fund our operations as we normally would. However, we have recently announced important fundamental achievements related to BiovaxID® and AutovaxID™ that are expected to result in key commercial opportunities in 2009. Based on realistic expectations of growing revenues and cash flow through sales, licensing fees, and potential up-front milestone payments next year and beyond, this reorganization strategy provides us with an opportunity to protect the Company’s assets until such successes are realized,” concluded Mr. Pearce.

The reorganization filing was made in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division under Chapter 11 of the U.S. Bankruptcy Code.

Anyone interested in participating on the conference call should dial 1-877-407-9210 if calling within the United States or 1-201-689-8049 if calling internationally. Participants should ask for “Accentia Strategy Update”. There will be a playback available for 30 days. To listen to the playback, please call 1-877-660-6853 if calling within the United States or 1-201-612-7415 if calling internationally. Please use Account# 286 and Conference ID# 303173 for replay.

The call is also being webcast by Vcall and can be accessed on the home page at Biovest’s website at http://www.Biovest.com and at http://www.InvestorCalendar.com. To access the webcast, you will need to have the Windows Media Player or Real Player on your desk top.

About Biovest International, Inc.

Biovest International, Inc. (OTCBB: BVTI) is a pioneer in the development of advanced individualized immunotherapies for life-threatening cancers of the blood system. Biovest is a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (Other OTC: ABPI) with its remaining shares publicly traded. Biovest has a foundation in the manufacture of biologics for research and clinical trials. In addition, Biovest develops, manufactures and markets patented cell culture systems, including the innovative AutovaxID™, which is being marketed as an automated vaccine manufacturing instrument and for production of cell-based materials and therapeutics. Biovest recently completed a pivotal Phase 3 clinical trial for BiovaxID®, which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Fast Track status by the FDA and Orphan Drug status by the EMEA.

For further information, please visit: http://www.biovest.com

Biovest International, Inc. Corporate Contact:

Douglas Calder, Director of Investor Relations & Public Relations

Phone: (813) 864-2554, ext.258 / Email: dwcalder@biovest.com

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to statements about BiovaxID®, AutovaxID™, Revimmune™, and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Biovest to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Biovest undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.